9

Exhibit 10.1

2U, inc.
SEVERANCE PAY
AND
CHANGE IN CONTROL
PLAN

Effective as of February 14, 2020

INTRODUCTION

The purpose of the 2U, Inc. Severance Pay and Change in Control Plan (the “Plan”) is to provide assurances of specified benefits to designated employees of the Company who are members of a select group of management or highly compensated employees (as determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) in the event their employment is terminated under the circumstances described in the Plan.

Unless otherwise agreed to in writing between the Company and an Eligible Employee on or after the date hereof, the Plan shall supersede, and Eligible Employees covered by the Plan shall not be eligible to participate in any other severance or termination plan, policy or practice of the Company, or agreement or arrangement between an Eligible Employee and the Company, that could otherwise apply under the circumstances described herein. The Plan is intended to be a “top-hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23. This document shall constitute both the plan document and summary booklet and shall be distributed to Participants in this form.

Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

ARTICLE I

Definitions

For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article.

1.1              “Accrued Amounts” means the sum of (i) any base salary earned but unpaid through the date of the Participant’s Qualifying Termination, (ii) any unreimbursed expenses in accordance with the Company’s expense reimbursement policy, (iii) payments for any accrued but unused vacation leave and/or paid time off through the date of the Participant’s Qualifying Termination, payable pursuant to the terms of the Company’s vacation leave and paid time off policies, as applicable, (iv) any earned but unpaid bonus for any prior completed fiscal years of the Company and (v) any accrued and vested rights or benefits under any Company-sponsored employee benefit plans payable in accordance with the terms and conditions of such plans. Amounts payable in respect of (i), (ii), (iii) or (iv) of the foregoing shall be paid as soon as administratively practicable, but in no event later than thirty (30) days, following a Participant’s Qualifying Termination.

1.2              “Administrator” means the Company, acting through the Committee or another duly authorized committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 4.4, but only to the extent of such delegation.

1.3              “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Administrator will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

1.4              “Anticipatory Qualifying CIC Termination” shall have the meaning set forth in Section 2.3(c).

1.5              “Base Salary” means, except as otherwise agreed in writing between a Participant and the Company, a Participant’s highest rate of annual base compensation for services paid by the Company to the Participant at any time during the twelve (12) month period prior to the Participant’s Qualifying Termination. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation, but shall include amounts reduced pursuant to a Participant’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

1.6              “Board” means the Board of Directors of the Company.

1.7              “Bonus” means a Participant’s highest annual target cash performance bonus at any time during the twelve (12) month period prior to the Participant’s Qualifying Termination.

1.8              “Bonus Plan” means 2U, Inc.’s annual corporate bonus plan or program, as may be adopted from time to time, or any successor annual incentive plan adopted by the Company pursuant to which the Company pays annual performance-based cash bonuses.

1.9              “Cause” means the occurrence of any of the following events as determined by the Administrator in its sole discretion:

(a)               as to a Tier I Participant or a Tier II Participant: (i) the Participant’s indictment for, or conviction or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude under the laws of the United States or any state thereof; (ii) the Participant’s commission of, or participation in, a fraud or act of willful dishonesty against the Company, or any intentional and unlawful harassment or discrimination in the course of the Participant’s employment with the Company; (iii) the Participant’s intentional, material violation of any contract or agreement between the Participant and the Company which (if curable) is not cured within fifteen (15) days of written notice by the Company to the Participant; (iv) the Participant’s intentional and unauthorized use or disclosure of Confidential Information (as defined in Section 2.9(a)), which results, or would reasonably be expected to result, in material harm to the Company or its Affiliates; or (v) the Participant’s gross misconduct in connection with the performance of his or her duties; and

(b)               as to a Tier III Participant: (i) the Participant’s commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (ii) the Participant’s actual or attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) the Participant’s intentional, material violation of (A) any contract or agreement between the Participant and the Company which (if curable) is not cured within fifteen (15) days of written notice by the Company to the Participant or (B) of any statutory duty owed to the Company; (iv) the Participant’s unauthorized use or disclosure of any confidential information or trade secrets, including Confidential Information (as defined in Section 2.9(a)); or (v) the Participant’s gross misconduct.

1.10          “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)               any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (i) on account of the acquisition of securities of the Company directly from the Company, (ii) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (iii) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(b)               there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (i) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (ii) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(c)               there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(d)               individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition or any other provision of the Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

1.11          “Change in Control Period” means:

(a)               as to a Tier I Participant or a Tier II Participant, the time period beginning on the date that is three (3) months prior to the effective date of a Change in Control and ending on the date that is twelve (12) months following the effective date of such Change in Control; or

(b)               as to a Tier III Participant, the time period beginning on the effective date of a Change in Control and ending on the date that is three (3) months following such Change in Control.

1.12          “CIC Health Payment” means, as applicable, the benefit set forth in Section 2.3(b) of the Plan.

1.13          “CIC Severance Payment” means the payments set forth in Section 2.3(a) of the Plan.

1.14          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.15          “Code” means the Internal Revenue Code of 1986, as amended.

1.16          “Code Section 409A” means Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder.

1.17          “Committee” means the Compensation Committee of the Board or such other committee of the Board appointed by the Board from time to time to administer the Plan.

1.18          “Company” means 2U, Inc., a Delaware corporation, and any successor as provided in Article VI hereof.

1.19          “Continuation Period” means the period commencing on the date of a Participant’s Qualifying Termination and ending on the earliest of:

(a)               (i) as to a Tier I Participant eighteen (18) months from such date, and (ii) as to a Tier II Participant or a Tier III Participant, twelve (12) months from such date;

(b)               the date the Participant becomes eligible for coverage under the health insurance plan of a subsequent employer; and

(c)               the date the Participant or the Participant’s eligible dependents, as the case may be, cease to be eligible under COBRA.

1.20          “Continued Health Coverage” means the benefit set forth in Section 2.2(a)(ii) of the Plan.

1.21          “Delay Period” means the period commencing on the date the Participant incurs a Separation from Service from the Company until the earlier of (a) the six (6)-month anniversary of the date of such Separation from Service and (b) the date of the Participant’s death.

1.22          “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 409A(a)(2)(c)(i) of the Code, and will be determined by the Administrator on the basis of medical evidence as the Administrator deems warranted under the circumstances.

1.23          “Effective Date” means February 14, 2020.

1.24          “Eligible Employee” means any employee of the Company who is part of a select group of management or highly compensated employees and who has been selected and designated in writing by the Committee to participate in the Plan. An Eligible Employee shall not include any temporary employee, independent contractor, consultant or any other person or entity for whom the Company does not classify or treat as an employee. If, during any period, any such excluded person or entity is reclassified, whether retroactively or otherwise, as an employee of the Company, such individual or entity shall not be an Eligible Employee for that period.

1.25          “Entity” means a corporation, partnership, limited liability company or other entity.

1.26          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.27          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.28          “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (a) the Company or any Subsidiary of the Company, (b) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (c) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (d) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company or (e) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

1.29          “Good Reason” means the occurrence of any of the following events without the Participant’s express written consent:

(a)               as to a Tier I Participant or a Tier II Participant, (i) the continual assignment of duties that are not commensurate in any material respect with the Participant’s position, or a material diminution in the Participant’s position, authority, reporting lines or responsibilities, including, without limitation, the Participant ceasing to have the same status, offices, titles and seniority with the Company (or the Company’s successor in interest or its ultimate parent resulting from a Change in Control) or to be in charge of a principal business unit, division or function (such as sales, administration or finance) of the Company (or such successor or ultimate parent) in which the Participant had been in charge immediately prior to such diminution; (ii) a material reduction in the Participant’s annual base salary and/or annual target incentive opportunity; (iii) a relocation of the Participant’s principal work location to a location that is thirty-five (35) miles or more from Washington, DC and results in a material increase in the Participant’s commute from his primary residence; or (iv) the Company’s material violation of any written contract or agreement between the Participant and the Company, including this Plan (including, without limitation, Section 6.1);

(b)               as to a Tier III Participant, (i) the continual assignment, without the Participant’s consent, of duties that are not commensurate in any material respect with the Participant’s position with 2U; or (ii) a reduction by more than ten percent (10%) in the Participant’s annual base salary (unless the reduction is across the board for all other employees at the same level within the Company), in each case, on or after the effective date of a Change in Control.

In order for an event to qualify as Good Reason, (i) the Participant must first provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) calendar days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) calendar days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during the Cure Period, and the Participant must resign his or her employment within the thirty (30) calendar days following the end of the Cure Period.

1.30          “Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

1.31          “Participant” means any Eligible Employee who is eligible to receive Plan Benefits under the Plan and who is both presented with a Participation Letter and who signs and returns such Participation Letter within the time set forth in Section 2.1.

1.32          “Participation Letter” means the letter from the Company informing an Eligible Employee of his or her selection as a Participant and setting forth any additional terms and conditions of participation in the Plan, in substantially the form attached hereto as Exhibit A or any such other form as determined by the Administrator from time to time, in its sole and absolute discretion.

1.33          “Plan Benefits” shall mean the payments or benefits under Sections 2.2 or 2.3, as applicable.

1.34          “Pro-Rata Bonus” means a pro-rata portion (based on the number of days employed during the applicable performance period) of a Participant’s annual bonus under the Bonus Plan for the performance period in which the Participant’s Qualifying Termination occurs, calculated based on actual results for the full performance period, using the same calculation methodologies used to determine bonuses to similarly-situated active employees of the Company for the applicable performance period, payable at the time that the annual performance bonus would otherwise be paid pursuant to the terms of the Bonus Plan.

1.35          “Qualifying CIC Termination” means, following the Effective Date and during the Change in Control Period, the termination of the employment of a Participant by the Company without Cause or by the Participant for Good Reason

1.36          “Qualifying Standard Termination” means, following the Effective Date, the termination of the employment of a Participant by the Company without Cause or, with respect to a Tier I Participant or a Tier II Participant only, by a Participant for Good Reason.

1.37          “Qualifying Termination” means a Qualifying Standard Termination or Qualifying CIC Termination, as applicable.

1.38          “Separation from Service” means a Participant’s termination of employment with the Company, provided that such termination constitutes a separation from service within the meaning of Code Section 409A and the guidance issued thereunder. All references in the Plan to a “Qualifying Standard Termination,” “Qualifying CIC Termination,” “termination,” “termination of employment” or like terms means Separation from Service.

1.39          “Severance Multiple” means:

(a)               upon a Qualifying Standard Termination:

(i)                 with respect to a Tier I Participant, one and one-half (1.5) times; and

(ii)                with respect to a Tier II Participant or a Tier III Participant, one (1) times.

(b)               upon a Qualifying CIC Termination:

(i)                 with respect to a Tier I Participant, two (2) times;

(ii)                with respect to a Tier II Participant, one and one-half (1.5) times; and

(iii)               with respect to a Tier III Participant, one (1) times.

1.40          “Severance Payment” means the payments set forth in Section 2.2(a) of the Plan.

1.41          “Specified Employee” means a Participant who, as of the date of his or her Separation from Service, is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time in accordance therewith, or if none, the default methodology set forth therein.

1.42          “Subsidiary” means with respect to the Company, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (b) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

1.43          “Tier I Participant” means the Chief Executive Officer of the Company, and any other Eligible Employee who has been selected and designated in writing by the Committee as a “key executive” to participate in the Plan as a Tier I Participant.

1.44          “Tier II Participant” means an Eligible Employee who has been selected and designated in writing by the Committee as a “key executive” to participate in the Plan as a Tier II Participant.

1.45          “Tier III Participant” means an Eligible Employee who has been selected and designated in writing by the Committee as a “key executive” to participate in the Plan as a Tier III Participant.

ARTICLE II

PLAN BENEFITS

2.1              Eligibility for Plan Benefits.

(a)               Participation Letter. Subject to the terms and conditions of the Plan and any additional terms and conditions set forth in a Participation Letter, a Participant who receives a Participation Letter, substantially in the form attached hereto as Exhibit A, from the Company shall be eligible to receive Plan Benefits upon incurring a Qualifying Termination, provided that the Participant executes and returns the Participation Letter to the person specified in the Participation Letter within fourteen (14) calendar days of receipt. A Participant who does not timely execute and return the Participation Letter to the person specified in the Participation Letter within fourteen (14) calendar days of receipt shall not be eligible to receive any Plan Benefits or participate in the Plan. A Participant who timely executes and returns the Participation Letter shall be eligible to receive Plan Benefits, which shall be determined as set forth in Section 2.1, 2.2 and 2.3, as applicable, subject to Sections 2.4 through 2.9 hereof. The Participation Letter shall indicate whether the Participant is a Tier I Participant, Tier II Participant or Tier III Participant.

(b)               Non-Qualifying Terminations. A Participant shall not be entitled to Plan Benefits under the Plan if the Participant’s employment is terminated (i) by the Company for Cause, (ii) prior to the Change in Control Period, (A) by a Tier I Participant or Tier II Participant for any reason other than for Good Reason or (B) by a Tier III Participant for any reason, (iii) on or following the Change in Control Period, by a Participant for any reason other than for Good Reason or (iv) on account of the Participant’s death or Disability. Notwithstanding anything in the foregoing to the contrary, a Participant’s death and/or Disability that occurs following a Qualifying Termination and prior to such time that all Plan Benefits have been paid to such Participant shall not relieve or release the Company from its obligation to continue making all payments in respect of the Plan Benefits to the Participant or the Participant’s estate, as applicable, in accordance with the terms hereof.

2.2              Standard Severance Benefits. Subject to the provisions of Sections 2.4 through 2.9, if a Participant incurs a Qualifying Standard Termination, such Participant shall be entitled to receive the Accrued Amounts, the Pro-Rata Bonus and the payments and benefits described in Section 2.2(a) and (b):

(a)               Severance Payment.

(i)                 Tier I Participants and Tier II Participants. Subject to the provisions of Sections 2.4 through 2.9, in the event of a Qualifying Standard Termination of a Tier I Participant or a Tier II Participant, the Company shall pay and the Participant shall be entitled to receive from the Company an aggregate amount equal to the product of (i) the sum of the Participant’s Base Salary plus Bonus, multiplied by (ii) the Severance Multiple applicable to the Participant in connection with a Qualifying Standard Termination, which amount shall be payable in accordance with the Company’s normal payroll practices over a period of twelve (12) months following such Participant’s Qualifying Standard Termination, with the first payment thereof to be paid on the first regularly scheduled payroll date of the Company occurring on or after the sixtieth (60th) day following the date of the Participant’s Qualifying Termination and to include any amounts that would have been otherwise payable to the Participant prior thereto. Notwithstanding the foregoing or anything in the Plan to the contrary, to the extent required by Code Section 409A, the payment of the Severance Payments under this Section 2.2(a)(i) shall be subject to the Delay Period as provided in Section 7.8(b) hereof.

(ii)              Tier III Participants. Subject to the provisions of Sections 2.4 through 2.9, in the event of a Qualifying Standard Termination of a Tier III Participant, the Company shall pay and the Participant shall be entitled to receive from the Company an aggregate amount equal to the product of the Participant’s Base Salary, multiplied by the Severance Multiple applicable to the Participant in connection with a Qualifying Standard Termination, payable in accordance with the Company’s normal payroll practices over a period of twelve (12) months following such Participant’s Qualifying Standard Termination, with the first payment thereof to be paid on the first regularly scheduled payroll date of the Company occurring on or after the sixtieth (60th) day following the date of the Participant’s Qualifying Termination and to include any amounts that would have been otherwise payable to the Participant prior thereto. Notwithstanding the foregoing or anything in the Plan to the contrary, to the extent required by Code Section 409A, the payment of the Severance Payments under this Section 2.2(a)(ii) shall be subject to the Delay Period as provided in Section 7.8(b) hereof.

(b)               Continued Health Coverage.

(i)                 Tier I Participants and Tier II Participants. Subject to the provisions of Sections 2.4 through 2.9, in the event of a Qualifying Standard Termination of a Tier I Participant or a Tier II Participant, subject to the Participant’s timely election pursuant to COBRA, during the Continuation Period applicable to the Participant, the Company shall, on a monthly basis, pay or reimburse to the Participant the full cost of the monthly premiums for continued coverage pursuant to COBRA, for the Participant and the Participant’s eligible dependents, under the Company’s group health plans in which the Participant participated immediately prior to the date of termination of the Participant’s employment or materially equivalent plans maintained by the Company covering its executives in replacement thereof. Following the Continuation Period, the Participant (or, if applicable, the Participant’s qualified beneficiaries under COBRA) shall be entitled to such continued coverage for the remainder of the COBRA period, if any, on a full self-pay basis to the extent eligible under COBRA.

(ii)              Tier III Participants. Subject to the provisions of Sections 2.4 through 2.9, in the event of a Qualifying Standard Termination a Tier III Participant, subject to the Participant’s timely election pursuant to COBRA and timely payment of premiums at the applicable active employee rate for such employee and his or her spouse and eligible dependents (the “Applicable Rate”), during the Continuation Period applicable to the Participant, the Company shall, on a monthly basis, pay or reimburse to the Participant the cost of the monthly premiums for continued coverage pursuant to COBRA, for the Participant and the Participant’s eligible dependents, under the Company’s group health plans in which the Participant participated immediately prior to the date of termination of the Participant’s employment or materially equivalent plans maintained by the Company covering its executives in replacement thereof, less the Applicable Rate. Following the Continuation Period, the Participant (or, if applicable, the Participant’s qualified beneficiaries under COBRA) shall be entitled to such continued coverage for the remainder of the COBRA period, if any, on a full self-pay basis to the extent eligible under COBRA.

2.3              CIC Severance Benefits. Subject to the provisions of Sections 2.4 through 2.9, if a Participant incurs a Qualifying Standard Termination, then such Participant shall be entitled to receive the Accrued Amounts, the Pro-Rata Bonus and, in lieu of the payments and benefits described in Section 2.2(a) and (b), the payments and benefits described in Section 2.3(a) and (b), subject to Section 2.3(c):

(a)               CIC Severance Payment. Subject to the provisions of Sections 2.4 through 2.9, in the event of a Qualifying CIC Termination, the Company shall pay and the Participant shall be entitled to receive from the Company an aggregate amount equal to (i) the sum of the Participant’s Base Salary plus Bonus, multiplied by (ii) the Severance Multiple applicable to the Participant in connection with a Qualifying CIC Termination, subject to Section 2.3(c), below, in the case of an Anticipatory Qualifying CIC Termination. Such CIC Severance Payment shall be payable in a lump sum on the first regularly scheduled payroll of the Company occurring on or after the sixtieth (60th) day following the date of the Participant’s Qualifying CIC Termination. Notwithstanding the foregoing or anything in the Plan to the contrary, to the extent required by Code Section 409A, the payment of the CIC Severance Payments under this Section 2.3(a) shall be subject to the Delay Period as provided in Section 7.8(b) hereof.

(b)               CIC Health Payment. Subject to the provisions of Sections 2.4 through 2.9, in the event of a Qualifying CIC Termination, the Company shall pay and the Participant shall be entitled to receive from the Company an aggregate amount equal to the product of (i) 1.02 multiplied by (ii) the number of months in the Continuation Period applicable to the Participant multiplied by (iii) the full monthly premium (both employer and employee portion) for the cost of insuring the Participant and the Participant’s eligible dependents (to the extent coverage for such eligible dependents is elected by the Participant immediately prior to the Qualifying CIC Termination) under the Company’s group health plans in which the Participant participated immediately prior to the date of such Qualifying CIC Termination, subject to Section 2.3(c), below, in the case of an Anticipatory Qualifying CIC Termination. Such CIC Health Payment shall be paid to the Participant in a lump sum on the first regularly scheduled payroll of the Company occurring on or after the sixtieth (60th) day following the date of the Participant’s Qualifying CIC Termination. Notwithstanding the payment of the CIC Health Payment, the Participant (or, if applicable, the Participant’s qualified beneficiaries under COBRA) shall be entitled to elect continued coverage under COBRA on a full self-pay basis to the extent eligible under COBRA.

(c)               Anticipatory Qualifying CIC Terminations. In the event that a Tier I Participant or a Tier II Participant becomes entitled to payments or benefits under this Section 2.3 due to a Qualifying Termination occurring during the applicable Change in Control Period and prior to the effective date of the applicable Change in Control (an “Anticipatory Qualifying CIC Termination”), then, notwithstanding anything in the foregoing to the contrary, as of the effective date of such Change in Control, the Participant shall cease to receive future Severance Payments under Section 2.2(a) and Continued Health Coverage under Section 2.2(b), and instead, within thirty (30) days following the effective date of such Change in Control, the Company shall pay and the Participant shall be entitled to receive from the Company a lump sum payment equal to the sum of (i) the difference, if any, of (A) the CIC Severance Payment, minus (B) the aggregate amount of Severance Payments already paid as of the effective date of the Change in Control, plus (ii) the product of the CIC Health Payment, multiplied by the difference of (A) one, minus (B) a fraction, the numerator of which is the number of full months from the date of the Qualifying Termination through the date of the Change in Control and the denominator of which is the number of months in the Continuation Period (such sum, the “Settlement Payment”). The Settlement Payment shall be in full settlement of the Company’s obligations under the Plan with respect to the Severance Payment, the Continued Health Coverage, the CIC Severance Payment and the CIC Health Payment. For the avoidance of doubt, the Pro-Rata Bonus, to the extent not theretofore paid, will remain payable at the time that the applicable annual bonus would have otherwise been paid.

2.4              Equity Awards. Any outstanding awards under any equity-based or other long-term performance incentive compensation plan or program of the Company shall be subject to and treated in accordance with the terms and conditions of the applicable plan, program and/or award agreements, which shall not be modified by the terms of this Plan; provided, however, that notwithstanding anything in the foregoing to the contrary, for purposes of any outstanding awards held by a Participant under any such plan or program of the Company, the definitions of “Cause” and “Good Reason” as provided in this Plan shall be treated as if set forth in a written agreement between the Participant and the Company for purposes of such plan or program (to the extent applicable); provided, further, however, that in the case of a Tier III Participant, such Tier III Participant shall not have “Good Reason” as a result of this Section 2.4 for purposes of his or her outstanding awards until the effective date of a Change in Control (and then only with regard to a Qualifying Termination thereafter that satisfies the “Good Reason” requirements set forth herein), except to the extent that the applicable award agreement expressly provides for “Good Reason” (or words of similar import) protection prior to or without regard to the occurrence of a change in control (in which case the applicable “Good Reason” term as defined therein shall continue to apply with regard to a qualifying termination prior to a Change in Control).

2.5              Prior Agreements. The Plan Benefits under this Plan shall supersede and be in lieu of any severance or termination benefits and/or payments a Participant may be eligible to receive under any other agreements, arrangements or severance plans by and between the Participant and the Company. For the avoidance of doubt, there shall be no duplication of severance or termination benefits, including the Plan Benefits, paid or payable to a Participant under this Plan and any other agreements, arrangements or severance or termination plans by and between the Participant and the Company as a result of a Qualifying Termination.

2.6              No Duty to Mitigate/Right to Set-off Severance. No Participant entitled to receive Plan Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to the Plan. Except as provided in Section 1.18(b) hereof, there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. In the event of the Participant’s breach of any provision hereunder, including without limitation, Sections 2.6, 2.8 and 2.9 hereof, the Company shall be entitled to recover any payments previously made to the Participant hereunder. Plan Benefits shall be reduced (offset) by any amounts payable under any statutory entitlement (including notice of termination, termination pay and/or severance pay) of the Participant upon a termination of employment, including, without limitation, any payments related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar state or local law; provided that any such reduction shall not be permitted against any payments of "nonqualified deferred compensation" for purposes of Section 409A of the Code to the extent such offset would cause a violation of or result in adverse tax consequences to a Participant under Section 409A of the Code.

2.7              Release Required. Any Plan Benefits payable or to be provided pursuant to the Plan (other than the Accrued Amounts) shall be conditioned upon the Participant’s execution, delivery and non-revocation, within sixty (60) days following the effective date of the Participant’s Qualifying Termination, of a general release of claims in favor of the Company, its Affiliates and other related persons, in the form attached hereto as Exhibit B (with such changes thereon as may be legally necessary at the time of execution to make it enforceable, including, but not limited to the addition of any federal, state or local laws) (the “Release”). For the avoidance of doubt, in no event will any Plan Benefits (other than the Accrued Amounts) be paid or provided until the Release becomes effective and irrevocable.

2.8              Code Section 280G.

(a)               In the event it is determined pursuant to clause (b) below, that part or all of the consideration, compensation or benefits to be paid to the Participant under the Plan in connection with the Participant’s Qualifying Termination or under any other plan, arrangement or agreement in connection therewith (each a “Payment”), constitutes a “parachute payment” (or payments) under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (the “Parachute Amount”) exceeds 2.99 times the Participant’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Participant Base Amount”) and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Participant shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Participant Base Amount; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Payment to be provided, determined on a net after-tax basis (taking into account the Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).

(b)               Any determination that a Payment constitutes a parachute payment and any calculation described in this Section 2.8 (“determination”) shall be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company prior to the occurrence of a Change in Control, and may, at the Company’s election, be made prior to termination of the Participant’s employment where the Company determines that a Change in Control is imminent. Such determination shall be furnished in writing by the Firm to the Participant no later than thirty (30) days following the date of the Change in Control. The Company and the Participant will furnish the Firm with such information and documents as the Firm may reasonably request in order to make the determination required by this Section 2.8. Absent manifest error, the determination shall be binding, final and conclusive upon the Company and the Participant.

(c)               If the final determination made pursuant to clause (b) above results in a reduction of the Payments that would otherwise be paid to the Participant except for the application of Section 2.8(a), the CIC Severance Payment shall be reduced, and then, to the extent necessary pursuant to Section 2.8(a), the CIC Health Payment shall be reduced, or the Settlement Payment, to the extent applicable, shall be reduced. Within ten (10) days following such determination, the Company shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under the Plan and shall promptly pay to or distribute to or for the benefit of the Participant in the future such amounts as become due to the Participant under the Plan.

(d)               As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under Section 2.8(a) (an “Overpayment”) or that additional payments which are not made by the Company pursuant to Section 2.8(a) above should have been made (an “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant to the extent permitted by law, which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Nothing in this Section 2.8 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Participant and the repayment obligation null and void to the extent required by such Act. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under the Plan, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

2.9              Restrictive Covenants. As a condition to receiving the Plan Benefits, the Participant shall comply with the restrictive covenants set forth herein and those set forth in the Participant’s Participation Letter and in any written employment agreement, offer letter, restrictive covenant agreement, equity award agreement, or any other agreement between the Company and the Participant in effect from time to time (collectively, the “Other Restrictive Covenants”). Notwithstanding this Section 2.9, any action or omission expressly permitted under any written agreement between the Company and a Participant will not give rise to a breach of any provision of this Plan.

(a)               Confidentiality Obligation. At all times during and after the Participant’s employment with the Company, the Participant shall hold all Confidential Information (as defined below) in the strictest confidence and shall not use or disclose any Confidential Information, or provide any third party with access to any Confidential Information, except as required in the course of the Participant’s job responsibilities for the Company, unless (i) specifically authorized in writing by the Company; (ii) as permitted by law where the disclosure is made (1) in confidence to a government official or to an attorney, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a lawsuit or other proceeding, so long as any such filing is made under seal; (3) in a lawsuit or proceeding against an employer for retaliation based on the reporting of a suspected violation of law and/or to an attorney in any such lawsuit so long as any document containing the information is filed under seal and the information is not otherwise disclosed, except pursuant to court order; or (iii) such disclosure is to the Participant’s accountants, attorneys and/or spouse, provided that they also agree to maintain the confidentiality of such Confidential Information. For purposes of the Plan, “Confidential Information” shall mean confidential, proprietary, trade secret and other information, data, or knowledge that is treated as confidential or proprietary by the Company or is not generally known by non-Company personnel, including but not limited to (A) any and all information, data or knowledge disclosed by the Company to the Participant or learned by the Participant about the Company in connection with the Participant’s employment with the Company, (B) any and all information, data or knowledge created or developed (in whole or in part) by the Participant on behalf of, or in the course of the Participant’s employment with, the Company, (C) Customer (as defined below) lists, student lists for the Company’s university partners, prospective Customer lists, and prospective student lists for the Company’s university partners, (D) actual or prospective student personal information collected by the Company and/or by any Customer, (E) any and all technical data, trade secrets or know how, patents in development, patent applications, processes, formulas, technology, designs, drawings, hardware configuration, software, data compilations, trademarks in development, original works of authorship, business and industry research, business plans, product plans, customer lists and customers, competitive advantages, legal and personnel practices, marketing, finances or other business information, and financial data, whether or not patentable or registrable under copyright or similar laws techniques, that were developed by the Company, by Company employees, or otherwise for or on the Company’s behalf and (F) any information which the Company obtains from any third party (including but not limited to any Customer) that the Participant knows or should know constitutes such third party’s confidential information. Information, data or knowledge shall be considered “Confidential Information” regardless of whether it is written or oral, and if written, regardless of how it was produced or reproduced or whether or not marked or specifically designated as confidential or proprietary. “Confidential Information” shall not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Participant or of others who were under confidentiality obligations as to the item or items involved. For purposes of the Plan, “Customer” shall mean any educational institution (including any person or entity affiliated with any educational institution in a role related to digital education and/or online program management products, technologies, and services) (i) that the Participant contacted, solicited business from, promoted or marketed products or services to, rendered any service to, was assigned to, had management responsibilities for, or received commissions, bonuses or incentives, or any other compensation on at any point in time during the last eighteen (18) months of the Participant’s employment with the Company; and/or (ii) that was the subject of Confidential Information to which the Participant had access during the Participant’s employment with the Company.

(b)               Returning Company Documents. The Participant agrees that upon such Participant’s termination of employment with the Company, or at any time at the Company’s request, the Participant will deliver to the Company (and will not keep in the Participant’s possession (including in any physical, electronic, or online/cloud accounts or files), recreated or delivered to anyone else) any and all Company devices, Confidential Information and any other Company property, including, but not limited to, records, data, notes, reports, proposals, lists (specifically including, but not limited to, Customer lists and student lists), correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed or obtained by the Participant during the Participant’s employment with the Company or otherwise belonging to the Company, its successors, subsidiaries, parent or assigns. Notwithstanding anything in the foregoing to the contrary, Employee shall be permitted to retain, as his or her own property, Employee’s individual personal documents (such as tax, payroll and employee benefit records) and his or her personal address book and/or rolodex to the extent each contains (i) only contact information and (ii) no Confidential Information.

(c)               Remedies. By executing and returning a Participation Letter, the Participant acknowledges that the Participant’s compliance with this Section 2.9 and the Other Restrictive Covenants is necessary to protect the business, good will and Confidential Information of the Company and that a breach or threatened breach of any provision in this Section 2.9 or in the Other Restrictive Covenants will irreparably and continually damage the Company, for which money damages may not be adequate. Accordingly, in the event that the Participant breaches any provision in this Section 2.9 or the Other Restrictive Covenants, the Participant will forfeit any remaining Plan Benefits and the Company shall be entitled to seek repayment of any Plan Benefits paid to the Participant prior to the date of such breach. In addition, the Company will be entitled to preliminarily or permanently enjoin the Participant from violating Section 2.9 or the Other Restrictive Covenants in order to prevent the continuation of such harm, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of Section 2.9 or the Other Restrictive Covenants.

(d)               Reasonableness of Restrictions. By executing and returning a Participation Letter, the Participant acknowledges: (i) that the scope and duration of the restrictions on the Participant’s activities under Section 2.9 are reasonable and necessary to protect the legitimate business interests, goodwill and Confidential Information of the Company; (ii) that the Company does business worldwide and, therefore, the Participant specifically agrees that, in order to adequately protect the Company, the scope of the restrictions is reasonable; and (iii) that the Participant will be reasonably able to earn a living without violating the terms of these provisions.

(e)               Judicial Modification. If any court of competent jurisdiction determines that any of the covenants in Section 2.9, or any part of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court of competent jurisdiction determines that any of the covenants referenced in Section 2.9, or any part of them, is invalid or unenforceable because of the geographic or temporal scope of such provisions, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable. The Participant agrees that in the event that any court of competent jurisdiction finally holds that any provision of this Section 2.9 constitutes an unreasonable restriction against the Participant, such provision shall not be rendered void but shall apply to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances.

(f)                Other Obligations. Notwithstanding anything to the contrary contained in the Plan, the restrictive covenants set forth in Section 2.9 of the Plan do not supersede, and are in addition to and not in lieu of, any Other Restrictive Covenants, all of which shall separately and independently remain in full force and effect in accordance with their terms. In the event of any conflict between this Section 2.9 and any Other Restrictive Covenants, the terms of this Section 2.9 shall control.

2.10          Cooperation. By executing and returning a Participation Letter, and subject to the Participant’s other commitments, the Participant agrees to be reasonably available to cooperate (but only truthfully) with the Company and provide all responsive information to the Company’s reasonable requests concerning any investigation, litigation, or any other matter which relates to any fact or circumstance known to the Participant during his or her employment with the Company. The Participant agrees to respond to the Company’s request for cooperation and assistance within three (3) business days of any such request, or as soon thereafter as is reasonably practicable.  The Participant acknowledges that he or she is not entitled to further compensation or consideration from the Company for such cooperation or assistance; provided, however, that the Company shall reimburse the Participant for the Participant’s reasonable out of pocket costs and expenses incurred in connection with the Participant’s cooperation, including, without limitation, attorney’s fees, within thirty (30) days of the Participant’s submission of reasonably satisfactory documentation of such costs and expenses, provided such expenses are approved by the Company in advance.

ARTICLE III

UNFUNDED PLAN

3.1              Unfunded Status. The Plan shall be “unfunded” for the purposes of ERISA and the Code, and Plan Benefits shall be paid out of the general assets of the Company as and when Plan Benefits are payable under the Plan. All Participants shall be solely unsecured general creditors of the Company. In connection with this Plan, the Administrator may, but shall not be required to, establish a grantor trust (or “rabbi” trust) for the purpose of accumulating funds to satisfy the obligations incurred by the Company under this Plan. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Plan Benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan. Notwithstanding the potential establishment of such a trust pursuant to this Section 3.1, the right of any Participant to receive payments following the establishment of such a trust shall remain an unsecured claim against the general assets of the Company.

ARTICLE IV

Administration of the Plan

4.1              Plan Administrator. The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Administrator. When making any determination or calculation, the Administrator shall be entitled to rely upon the accuracy and completeness of information furnished by the Company’s employees and agents.

4.2              Reimbursement of Expenses of Administrator. The Company may, in its sole discretion, pay or reimburse the Administrator (including all members of the Committee) for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.

4.3              Action by the Committee. Decisions of the Administrator shall be made by a majority of the members of the Committee attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Unless otherwise determined by the Administrator, all determinations regarding benefits will be made by the Administrator in accordance with the written terms of the Plan. Subject to the terms of the Plan and any Participation Letter, and except as expressly provided herein, the Administrator shall have complete and express discretionary authority to determine eligibility for benefits and the amount of benefits (including to determine Participant’s participation and Plan Benefits under the Plan), to decide factual and other questions relating to the Plan or any Participation Letter, to interpret and construe the provisions of the Plan, and to make decisions in all disputes involving the rights of any person interested in the Plan. Determinations and interpretations by the Administrator, including without limitation decisions relating to eligibility for, entitlement to, and payment of benefits, shall be conclusive and binding for all purposes. Notwithstanding anything herein to the contrary, upon and following a Change in Control, the Administrator shall not have discretionary authority with respect to the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim arising under, in connection with or related to the Plan will apply a de novo standard of review to any determinations made by the Administrator, and such de novo standard shall apply notwithstanding the administrative authority granted hereunder to the Administrator or characterization of any decision by the Administrator as final, binding or conclusive on any party

4.4              Delegation of Authority. Subject to the limitations of applicable law, the Administrator may delegate any and all of its powers and responsibilities hereunder to other persons or committees. Any such delegation may be rescinded at any time by written notice from the Administrator to the person to whom the delegation is made. Any such delegation may be made by the Administrator to one or more person(s) or committee(s) and any awards made by any such person or committee under the Plan may apply to different Participants and need not be uniform in any respect, whether or not the Participants are similarly situated.

4.5              Retention of Professional Assistance. The Administrator may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

4.6              Accounts and Records. The Administrator shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

4.7              Indemnification. The Administrator, the Committee, its members and any person to whom authority is delegated pursuant to Section 4.4 above shall not be liable for any action or determination made in good faith with respect to the Plan. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Administrator, each member of the Committee and each director, officer and employee of the Company, and any person designated above, for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

ARTICLE V

Amendment and Termination

5.1              Amendment and Termination. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time and for any reason, with or without notice. Notwithstanding anything herein to the contrary, the Company shall not amend or terminate the Plan at any time on or after, or within thirty (30) days prior to, (a) the occurrence of a Change in Control or (b) the date the Company enters into a definitive agreement which, if consummated, would result in a Change in Control, unless the potential Change in Control is abandoned (as publicly announced by the Company), in either case until the later of two (2) years after the occurrence of a Change in Control and the date that all Plan Benefits under the Plan have been paid.

ARTICLE VI

Successors

6.1              Successors. For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company, would be required to perform if no such succession or assignment had taken place. Any such successor and/or assignee shall be required to expressly assume, in writing, the terms and obligations of the Plan. In the event the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, then the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company” as used in the Plan, means the Company, as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets of the Company, which by reason hereof becomes bound by the terms and provisions of the Plan.

ARTICLE VII

Miscellaneous

7.1              Minors and Incompetents. If the Administrator shall find that any person to whom Plan Benefits are payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Plan Benefits due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) shall be paid to the spouse, child, parent, or brother or sister, or to any person deemed by the Administrator to have incurred expense for such person otherwise entitled to the Plan Benefits, in such manner and proportions as the Administrator may determine in its sole discretion. Any such Plan Benefits shall be a complete discharge of the liabilities of the Company, the Administrator, the Committee, and the Board under the Plan. If a Participant dies or becomes permanently disabled prior to payment of all Plan Benefits due to such Participant, any and all unpaid amounts shall be paid to the Participant’s heir(s), executor or estate.

7.2              Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company as an employee in any other capacity or to interfere with the Company’s right to discharge him or her at any time for any reason whatsoever.

7.3              Payment Not Salary. Any Plan Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Company maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

7.4              Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

7.5              Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Administrator may prescribe.

7.6              Non-Alienation of Benefits. The Plan Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Plan Benefits to be so subjected shall not be recognized.

7.7              Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Delaware, without reference to rules relating to conflicts of law.

7.8              Code Section 409A.

(a)               General. Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of an excise tax under Code Section 409A on any payment to be made hereunder, provided that there is no reduction in the Plan Benefits hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)               Separation from Service; Delay Period for Specified Employees. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. If a Participant is deemed on the date of termination to be a Specified Employee, then with regard to any payment that is specified as subject to this Section, such payment shall not be made prior to the expiration of the Delay Period. All payments delayed pursuant to this Section 7.8(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Participant in a single lump sum on the first Company payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)               Separate Payments; Reimbursements; Change in Control. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. For purposes of Code Section 409A, any expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the calendar year in which such expense was incurred and the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. To the extent necessary to avoid the imposition of adverse taxation under Code Section 409A, in no event will a Change in Control be deemed to have occurred for purposes of payment of any amount hereunder if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

7.9            Non-Exclusivity. The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

7.10          Non-Employment. The Plan is not an agreement of employment and it shall not grant the Participant any rights of employment. Moreover, nothing in this Agreement shall change a Participant’s at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the right of a Participant who is employed at-will, or the right of the Company, to terminate such Participant’s employment at any time, with or without cause or advance notice.

7.11          Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

7.12          Gender and Number. Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

7.13          Electronic Communication and Administration. Unless prohibited by applicable law, all announcements, notices and other communications regarding the Plan may be made by the Company by electronic means as determined by the Company in its sole discretion.

7.14          Legal Fees. In the event that a Participant substantially prevails in a litigation, arbitration, mediation or other material dispute between the Participant and the Company arising in connection with such Participant’s attempt to obtain or enforce any right or benefit provided by the Plan, the Company agrees to pay the reasonable attorney’s fees and other legal expenses incurred by such Participant in pursuing such litigation, including a reasonable rate of interest for delayed payment. The Participant shall submit an invoice for such fees and expenses not later than forty-five (45) days after the final resolution of such contest and the Company shall make such payment within thirty (30) days of the date on which the invoice is so submitted, and the Participant’s right to have the Company pay such legal fees, expenses and interest may not be liquidated or exchanged for any other benefit.

7.15          California Employees. To the extent applicable, Section 7.7 shall not apply with respect to any controversy or claim arising in California, provided that (a) the Participant primarily resided and worked in California (i) during and in connection with the Participant’s employment with the Company and (ii) as of the Effective Date; and (b) the Participant was not individually represented by counsel in in connection with the Participant’s acceptance of any Plan Benefits hereunder.

7.16          Massachusetts Employees. If a Participant is a resident of the Commonwealth of Massachusetts and has been employed with the Company in the Commonwealth of Massachusetts at the time the Participant’s employment with the Company terminates and for the thirty (30) calendar days immediately preceding that termination, then (a) for such Participant, the Plan shall be governed by and interpreted according to the laws of the Commonwealth of Massachusetts, without regard to its conflict of law rules; and (b) subject to the claims procedures contained in Section 8.1, any action relating to or arising out of this Plan relating to such Participant shall be brought either in the county of Massachusetts wherein the Participant resides or in the superior court or the business litigation session of the superior court of Suffolk County, Massachusetts, or, if subject matter jurisdiction exists, in the United States District Court for the District of Massachusetts, and the Participant consents to personal jurisdiction and venue in such courts and to service of process by United States mail or express courier service in any such action.

ARTICLE VIII

Claims procedure

8.1              Claims Procedure. Any claim by a Participant with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to a person designated by the Administrator from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Participant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof. This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Participant shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Participant responds to the Plan’s request for information.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Participant will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Participant of his or her right to request review of the decision. The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If a Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Plan’s administrator, the Participant may request a review of the application as if the claim had been denied.

A Participant may appeal the denial of a claim by submitting a written request for review to the Administrator within sixty (60) days after written notification of denial is received. Receipt of such denial shall be deemed to have occurred if the notice of denial is sent via first class mail to the Participant’s last shown address on the books of the Company. Such period may be extended by the Administrator for good cause shown. The claim will then be reviewed by the Administrator. In connection with this appeal, the Participant (or his or her duly authorized representative) may (i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (ii) submit to the Administrator written comments, documents, records, and other information related to the claim. If the Administrator deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Participant shall be entitled to be represented by counsel.

The review by the Administrator will take into account all comments, documents, records, and other information the Participant submits relating to the claim. The Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan’s request for information.

The Administrator’s decision on the claim for review will be communicated to the Participant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include: (1) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (2) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (3) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA. A Participant may not start a lawsuit to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate timeframe described above has elapsed since the Participant filed a request for review and the Participant has not received a final decision or notice that an extension will be necessary to reach a final decision. These procedures must be exhausted before a Participant (or any beneficiary) may bring a legal action seeking payment of benefits. In addition, no lawsuit may be started more than two years after the date on which the applicable appeal was denied. If there is no decision on appeal, no lawsuit may be started more than two years after the time when the Administrator should have decided the appeal.

EXHIBIT A-1

Participation Letter

[TIER I PARTICIPANTS AND TIER II PARTICIPANTS]

Dear [__]:

We are pleased to inform you that you have been selected as a [Tier I Participant][Tier II Participant] under the 2U, Inc. Severance Pay and Change in Control Plan (the “Plan”). Under the terms of the Plan, following your timely execution and return of this Participation Letter (including the Employee Intellectual Property, Non-Competition, and Non-Solicitation Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”)), you will be eligible to receive Plan Benefits upon incurring a Qualifying Termination.

Some details of your participation in the Plan are set forth in this letter, but other important terms and conditions are described in the Plan. We encourage you to carefully review the Plan and the Restrictive Covenant Agreement, copies of which are included with this letter. Capitalized words in this letter which are not defined herein are defined in the Plan. In the event of any conflict between the provisions of this letter and the provisions of the Plan, the terms of the Plan will control. This letter constitutes the Participation Letter called for in the Plan.

The amount of your Plan Benefits will depend on whether you incur a Qualifying Standard Termination, which is a termination of your employment by the Company without Cause or by you for Good Reason, or a Qualifying CIC Termination, which is a termination of your employment that occurs during the Change in Control Period that is a termination by the Company without Cause or by you for Good Reason. If your employment is terminated by the Company for Cause or on account of your death or Disability, you will not be entitled to any Plan Benefits. You will also not be entitled to any Plan Benefits if you terminate your employment with the Company for any reason other than for Good Reason.

You will become eligible to receive your Plan Benefits following a Qualifying Termination, provided that you satisfy the terms and conditions set forth in the Plan, including, without limitation, that you timely execute, deliver and not revoke a general release of claims in favor of the Company, its Affiliates and other related persons, in the form attached to the Plan as Exhibit B, and you comply with the restrictive covenants contained in Section 2.9 of the Plan, the Restrictive Covenant Agreement and in any written employment agreement, offer letter, restrictive covenant agreement, equity award agreement or any other agreement between the Company and you.

Upon becoming a Participant in the Plan, for purposes of any outstanding awards you hold under any equity-based or other long-term performance incentive compensation plan or program of the Company, the definitions of “Cause” and “Good Reason” as provided in the Plan will be treated as if set forth in a written agreement between you and the Company for purposes of any outstanding awards under such plan or program (to the extent applicable). By your signature below, you acknowledge and consent to the foregoing amendment of your outstanding equity-based or other long-term performance incentive compensation awards and any written agreements in respect thereof.

As a prerequisite to becoming a Participant, you must acknowledge your receipt of this letter, the Plan and the Restrictive Covenant Agreement and your agreement to be bound by the terms and conditions of this letter, the Plan and the Restrictive Covenant Agreement by signing the enclosed copy of this letter and the Restrictive Covenant Agreement and returning each to my attention within fourteen (14) calendar days of receipt of this letter.

Should you have any questions about the Plan, the payments and your obligations with respect to them, call me at [Insert Telephone #].

Very truly yours,

By:
Title:

My signature constitutes an acknowledgement that I have received and reviewed this letter and the 2U, Inc. Severance Pay and Change in Control Plan. By acknowledging this letter, I am agreeing to be subject to the terms and conditions of the Plan as a Participant thereunder.

Signed by:	Date:

Printed Name:

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Exhibit A

EMPLOYEE INTELLECTUAL PROPERTY, NON-COMPETITION, AND
NON-SOLICITATION AGREEMENT

This Employee Intellectual Property, Non-Competition, and Non-Solicitation Agreement (“Agreement”) is made as of ________________ (“Effective Date”) by and between 2U, Inc., a Delaware corporation (“2U”), and ________________ (“Employee”).

RECITAL

2U is engaged in a highly competitive Business (as defined below). Employee’s role and relationship with 2U involves a position of trust and confidence in which Employee will have access to Confidential Information (as defined below), and Employee’s activities will directly or indirectly support 2U’s business, research and development efforts, relationships with Customers (defined below), and goodwill, all of which are the result of significant investments by 2U and are valuable interests, which, if used or diverted to benefit a Competitor (as defined below), would cause irreparable harm. To protect these and other valuable investments and for good and valuable consideration, including, without limitation, Employee’s employment or continued employment with 2U (including through any promotion) and the payments and benefits set forth in the 2U, Inc. Severance Pay and Change in Control Plan (the “Plan”), specialized training and/or education provided by or paid for by 2U, access and/or contributions to Confidential Information (as defined below), and/or direct or indirect access to and/or support of 2U’s goodwill and relationships with Customers (defined below), Employee agrees to the obligations set forth below;

NOW, THEREFORE, incorporating the above recital as though set forth below, intending to be legally bound hereby, and in exchange for good and valuable consideration, the parties agree as follows:

1.                  Engagement. To the extent that the terms of 2U’s employment of Employee are set forth in any separate employment agreement(s), this Agreement is hereby deemed incorporated therein. The restrictions set forth in this Agreement are intended to apply separate and independent from any other restrictions applicable to Employee in any other agreement between 2U and Employee, including any Other Restrictive Covenants (as defined in the Plan), provided, however, that any action or omission by Employee that is expressly permitted herein shall not constitute a breach of any such other restrictions (including any Other Restrictive Covenants) and any action or omission by Employee that is expressly permitted in any such other restrictions (including any Other Restrictive Covenants) shall not constitute a breach of this Agreement.

2.                  Definitions.

(a)               “2U” shall mean 2U, its designees, successors and assigns and, in such capacities, its officers, directors, employees and/or agents.

(b)               “Business” shall mean all products, technologies, and services in or for the digital education and online program management industries that 2U is now or at any point in time during Employee’s employment with 2U engaged in or developing.

(c)               “Competitor” shall mean any person or entity involved in any business that competes, or is intended to compete, with the Business.

(d)               “Confidential Information” shall mean any and all information, data, or knowledge that is confidential or proprietary, treated as confidential or proprietary by 2U or is not generally known by non-2U personnel, including but not limited to:

(1)               any and all information, data or knowledge disclosed by 2U to Employee or learned by Employee about 2U in connection with Employee’s employment with 2U;

(2)               any and all information, data or knowledge created or developed (in whole or in part) by Employee on behalf of, or in the course of Employee’s employment with, 2U;

(3)               Customer lists, student lists for 2U’s university partners, prospective Customer lists, and prospective student lists for 2U’s University partners;

(4)               actual or prospective student personal information collected by 2U and/or by any Customer;

(5)               any and all technical data, trade secrets or know how, patents in development, patent applications, processes, formulas, technology, designs, drawings, hardware configuration, software, data compilations, trademarks in development, original works of authorship, business and industry research, business plans, product plans, customer lists and customers, competitive advantages, legal and personnel practices, marketing, finances or other business information, and financial data, whether or not patentable or registrable under copyright or similar laws techniques, that were developed by 2U, by 2U employees, or otherwise for or on 2U’s behalf; and

(6)               any information which 2U obtains from any third party (including but not limited to any Customer) that Employee knows or should know constitutes such third party’s confidential information.

Information, data or knowledge shall be considered “Confidential Information” regardless of whether it is written or oral, and if written, regardless of how it was produced or reproduced or whether or not marked or specifically designated as confidential or proprietary. “Confidential Information” shall not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the item or items involved.

(e)               “Customer” shall mean any educational institution (including any person or entity affiliated with any educational institution in a role related to digital education and/or online program management products, technologies, and services) (1) that Employee contacted, solicited business from, promoted or marketed products or services to, rendered any service to, was assigned to, had management responsibilities for, or received commissions, bonuses or incentives, or any other compensation on at any point in time during the last eighteen (18) months of Employee’s employment with 2U; and/or (2) that was the subject of Confidential Information to which Employee had access during Employee’ s employment with 2U.

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(f)                “Inventions” shall mean developments, concepts, improvements, designs, discoveries, ideas, whether or not patentable or registrable under copyright or similar laws, which Employee solely or jointly conceives or develops or reduces to practice, or causes to be conceived or developed or reduced to practice, during the period of Employee’s employment with 2U.

(g)               “Restricted Period” shall mean [twenty-four (24) months]1 [eighteen (18) months]2 following the termination of Employee’s employment with 2U for any reason (voluntary or involuntary).

3.                  Confidentiality Obligation. During and after Employee’s employment with 2U, Employee shall hold all Confidential Information in the strictest confidence and shall not use or disclose any Confidential Information, or provide any third party with access to any Confidential Information, except as required in the course of Employee’s job responsibilities for 2U, unless (a) specifically authorized in writing by 2U; (b) as permitted by law where the disclosure is made (1) in confidence to a government official or to an attorney, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a lawsuit or other proceeding, so long as any such filing is made under seal; or (3) in a lawsuit or proceeding against an employer for retaliation based on the reporting of a suspected violation of law and/or to an attorney in any such lawsuit so long as any document containing the information is filed under seal and the information is not otherwise disclosed, except pursuant to court order; or (c) such disclosure is to Employee’s accountants, attorneys and/or spouse, provided that they also agree to maintain the confidentiality of such Confidential Information.

4.                  Intellectual Property and Work for Hire.

(a)               Intellectual Property Retained and Licensed. Employee has attached hereto, as Annex A, a list describing all Inventions, original works of authorship (including any and all computer code), developments, improvements, and trade secrets which were made by Employee prior to the date hereof (collectively referred to as “Prior Intellectual Property”), which belong to Employee or in which Employee has an interest, which relate to 2U’s proposed business, products, programs or research and development, and which Employee does not assign to 2U hereunder. If no such list is attached, Employee represents that there is no such Prior Intellectual Property. If Employee incorporates any Prior Intellectual Property into a 2U product, process, method or service, Employee hereby grants to 2U and 2U shall have a nonexclusive, royalty-free, irrevocable, perpetual and worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such product, process, method or service.

(b)               Assignment of Inventions. Employee will promptly make full written disclosure of all Inventions to 2U. Employee will hold in trust for the sole right and benefit of 2U, and hereby assigns to 2U (and its successors and assigns), all of Employee’s right, title, and interest in and to any and all Inventions, except as provided in Section 4(f) below. Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee solely or jointly with others is within 2U’s sole discretion and for 2U’s sole benefit. Employee also agrees that no royalty will be due to Employee as a result of 2U’s efforts to commercialize or market any such Invention. Employee waives and quitclaims to 2U any and all claims of any nature whatsoever that Employee now has or hereafter may have for infringement of any patent application, patent, or other intellectual property right relating to any Inventions.

1 For Tier I Participants only.

2 For Tier II Participants only.

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(c)               Work For Hire. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others within the scope of and during the period of Employee’s employment with 2U) and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent that any such writings or works of authorship by Employee are not, by operation of law or otherwise, deemed works made for hire, Employee hereby irrevocably assigns to 2U the ownership of, and all rights (including but not limited to copyright) in, such items, and 2U shall have the right to obtain and hold in its own name all rights of copyrights, copyright registrations and similar protections that may be available with respect to any such writings or works.

(d)               Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of Employee’s employment with 2U, including, as applicable, notes, sketches, drawings, and any other format that may be specified by 2U. Employee shall provide such records to 2U as requested by 2U, and such records shall remain the sole property of 2U at all times.

(e)               Patent and Copyright Registrations. Employee and Employee’s executors, administrators, and legal representatives will be reasonably available to assist 2U, at 2U’s expense, in every proper way to secure 2U’s rights in the Inventions and any copyrights, patents, or other intellectual property rights relating thereto in any and all countries. Employee agrees to disclose to 2U all pertinent information and with respect to the Inventions. Employee and Employee’s executors, administrators, and legal representatives will execute all applications, specifications, oaths, assignments and all other instruments which 2U shall deem reasonably necessary in order to apply for and obtain such rights and in order to assign and convey to 2U the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto. The foregoing obligations shall continue after the termination, expiration or completion of Employee’s employment with 2U for any reason. If 2U is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to pursue any application for any United States or foreign patents or copyright or trademark registrations covering Inventions or original works of authorship assigned to 2U as above, then Employee hereby irrevocably designates and appoints 2U as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent or copyright or trademark registrations thereon with the same legal force and effect as if executed by Employee.

(f)                Exception to Assignments. Employee understands that the provision of this Agreement requiring assignment of Inventions to 2U does not apply to Inventions that the Employee developed or develops entirely on the Employee’s own time without using 2U’s equipment, supplies, facility or confidential or trade secret information unless those same Inventions relate to 2U’s business or actual or demonstrably anticipated research or development, or result from any work performed by the Employee for 2U.

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5.                  Competition and Future Employment.

(a)               Non-Competition During and After Employment. Given Employee’s access and contributions to Confidential Information, the specialized training or education provided by or paid for by 2U, and/or Employee’s direct or indirect access to and/or support of 2U’s goodwill and Customer relationships, during Employee’s employment with 2U and during the Restricted Period, Employee shall not, directly or indirectly (on Employee’s own or in combination or association with others, and whether for Employee’s own benefit or for the benefit of other persons or entities), perform, or assist others to perform, work involving the Business for a Competitor, in a capacity similar to that performed for the Company in the twenty-four (24) months prior to Participant’s termination or involving Business about which Participant obtained Confidential Information during Participant’s employment with the Company. Notwithstanding the foregoing, this Section 5(a) does not prohibit Employee from providing services to any entity that (i) is comprised of multiple, independently managed subsidiaries or divisions, and (ii) in the prior fiscal year of such entity (measured at the commencement of Employee’s employment or other service with that entity) derived less than 15% of its total revenue from the Business (an “Approved Conglomerate”) or any subsidiary, business unit or division of any Approved Conglomerate, so long as Employee does not provide direct services, advice or support to a subsidiary, business unit or division of such Approved Conglomerate engaged in the Business and is not in any other way materially involved in the Approved Conglomerate’s Business operations.

(b)               Notification of Future Employment. In connection with the termination of Employee’s employment with 2U and during the Restricted Period, Employee shall provide 2U with at least fourteen (14) calendar days’ prior written notice of any new employment with a Competitor to allow 2U a reasonable opportunity to seek to obtain written assurances from Employee and Employee’s new employer satisfactory to 2U that Employee will not be rendering services which conflict with Employee’s obligations in Section 5(a) of this Agreement. If Employee initiates the termination for any reason, there shall be, at 2U’s sole option, a period of at least fourteen (14) calendar days after Employee gives written notice pursuant to this Section before the termination becomes effective, during which time Employee will provide such transitional services as 2U may reasonably request, and 2U will continue Employee’s pay so long as Employee satisfactorily provides such services.

6.                  Non-Interference and Non-Solicitation of Customers. During Employee’s employment with 2U and during the Restricted Period, Employee shall not, directly or indirectly (on Employee’s own or in combination or association with others, and whether for Employee’s own benefit or for the benefit of other persons or entities), contact, call upon, solicit Business from, and/or divert or interfere with, or attempt to divert or interfere with, 2U’s business or relationship with any Customer; provided, however, that this Section 6 does not prohibit Employee’s general marketing and advertising not specifically targeted at any Customer.

7.                  Non-Interference and Non-Solicitation of Employees. During Employee’s employment and during the Restricted Period, Employee shall not, directly or indirectly (on Employee’s own or in combination or association with others, and whether for Employee’s own benefit or for the benefit of other persons or entities), (a) solicit, encourage, entice, or induce, or attempt to solicit, encourage, entice, or induce any individual who is then or was, during the prior twelve (12) months, employed by 2U, to terminate his, her, or its employment with 2U for any reason; or (b) offer employment to, hire, or cause to be hired by any entity or person other than 2U any such individual, other than any such individual who (1) is not then, and was not during the last six (6) months, employed by 2U; and (2) comes to or approaches Employee and/or his/her future employer without Employee’s direct or indirect solicitation, involvement, or action; provided, however, that this Section 7 shall not be violated by (A) Employee’s good faith performance of his duties to 2U or (B) general recruiting and job postings not specifically targeted at any such employee of 2U.

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8.                  Non-Disparagement. During Employee’s employment and perpetually thereafter, Employee shall not disparage or encourage or induce others to disparage 2U or its shareholders, partners, directors, board of managers, officers, agents, employees, parent companies, affiliates, subsidiaries, predecessors, successors, assigns, heirs, executors, administrators, attorneys, insurers and reinsurers and anyone else acting on 2U’s behalf. Nothing in this Section 8 is intended to or shall (a) prevent truthful testimony in response to a valid subpoena, court order, regulatory request, or other judicial, administrative, or legal process, or otherwise as required by law or (b) operate or be interpreted to limit or constrain actions or inactions reasonably necessary or appropriate to satisfy reporting obligations under the rules and regulations of the U.S. Securities and Exchange Commission or other applicable laws.

9.                  Returning Company Documents. Employee agrees that, immediately upon the termination of Employee’s employment with 2U for any reason (voluntary or involuntary), Employee will deliver to 2U (and will not keep in Employee’s possession (including in any physical, electronic, or online/cloud files), recreate or deliver to anyone else) any and all 2U devices, Confidential Information, and any other 2U property, including, but not limited to, records, data, notes, reports, proposals, lists (specifically including, but not limited to, 2U Customer lists and student lists), correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed or obtained by Employee during Employee’s employment with 2U or otherwise belonging to 2U, its successors, subsidiaries, parent or assigns, including, without limitation, those records maintained pursuant to Section 4(d) of this Agreement; provided, however, that notwithstanding anything in the foregoing to the contrary, Employee shall be permitted to retain, as his own property, Employee’s individual personal documents (such as tax, payroll and employee benefit records) and his personal address book and/or rolodex to the extent each contains (a) only contact information and (b) no Confidential Information.

10.              Representations. Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Employee represents that Employee’s performance of and under all the terms of this Agreement will not breach any other agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s engagement with 2U. Employee has not entered into, and Employee agrees not to enter into, any oral or written agreement in conflict herewith.

11.              Voluntary Nature of Agreement. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY 2U OR ANYONE ELSE. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND THAT EMPLOYEE HAS ASKED ANY QUESTIONS NEEDED TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT. FINALLY, EMPLOYEE AGREES THAT EMPLOYEE HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

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12.              General Provisions.

(a)               Governing Law. This Agreement, and any claim or dispute (whether in contract, tort or otherwise) arising out of or related to this Agreement or the transactions contemplated hereby, will be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.

(b)               Venue and Consent to Jurisdiction. Any action, suit, or proceeding brought by Employee arising out of, connected with, or related to the subject matter of this Agreement shall be brought exclusively in a state or federal court of Delaware with subject matter jurisdiction. Any action, suit, or proceeding brought by 2U arising out of, connected with, or related to the subject matter of this Agreement may be brought in a state or federal court of Delaware with subject matter jurisdiction. Employee consents to personal jurisdiction and venue in the state and federal courts of Delaware in any action, suit, or proceeding arising out of, connected with, or related to the subject matter of this Agreement, waives any objection to venue in those courts, and consents to service of process by United States mail or express courier service in any such action, suit, or proceeding. Employee irrevocably and unconditionally waives the right to a trial by jury in any action, suit, or proceeding arising out of, connected with, or related to the subject matter of this Agreement or the actions of the parties in the negotiation, administration, performance, or enforcement of this Agreement.

(c)               Entire Agreement. This Agreement sets forth the entire agreement and understanding between 2U and Employee relating to the subject matter herein and supersedes all prior discussions between Employee and 2U. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in Employee’s duties, obligations or compensation will not affect the validity or scope of this Agreement.

(d)               Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(e)               Successors, Assigns, and Third-Party Beneficiaries. 2U may transfer, convey, or assign this Agreement and any rights or obligations, in whole or in part, to any existing or future affiliate of 2U or to any acquirer or successor by merger, sales of assets, sale of stock, or any other form of acquisition or transaction pertaining to all or part of the business of 2U, and Employee consents to such transfers, conveyances, or assignments. This Agreement shall inure to the benefit of and may be enforced by 2U and any of its existing or future affiliates, including their successors and assigns, and shall be binding upon Employee, Employee’s heirs, executors, administrators, successors, assigns, and other legal representatives, and other successors in interest. This Agreement is personal to Employee’s employment with 2U and may not be assigned by Employee for any reason.

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13.              Specific Relief. The Parties agree that the restrictions outlined in Sections 3, 4, 5, 6, 7, 8 and 9 are reasonable and necessary protections of the immediate interests of 2U and that 2U would not have entered into this Agreement, or provided the consideration herein, without Employee’s agreement thereto. Employee agrees and acknowledges that Employee’s breach of any of the restrictions outlined in Sections 3, 4, 5, 6, 7, 8, and 9 will cause irreparable harm to 2U and that damages arising out of any such breach may be difficult to determine. Employee therefore agrees and acknowledges that, in addition to all other rights and remedies 2U may have at law and/or in equity, 2U shall be entitled to specific performance and temporary and/or permanent injunctive relief restraining the breach and/or further breach of this Agreement by Employee, by Employee’s new Employer, and by any others acting in concert with Employee without the necessity of 2U’s proving actual damages or posting a bond. Employee agrees that if Employee breaches any restriction in Sections 5, 6, or 7 of this Agreement, then the restricted periods in those Sections shall all be extended automatically, and courts shall have the power to enforce the post-employment restricted periods in those Sections from the date of the last breach up to a maximum of twenty-four (24) months from the date Employee’s employment with 2U terminates. Should any provision in Sections 3, 4, 5, 6, 7, 8, or 9 or any portion thereof, be invalidated or not enforced under applicable law, this shall not affect the validity or enforceability of the remaining portions of any such provision or any other provision in this Agreement and shall not affect the enforcement of this Agreement in any other jurisdiction. Employee further agrees that, to the extent any provision in Sections 3, 4, 5, 6, 7, 8, or 9 or any portion thereof, is unenforceable because it is deemed by a court to be overbroad, the provision shall be reformed and revised to the extent necessary to protect the applicable legitimate business interests of 2U, or otherwise applied and enforced in a more limited manner to the fullest extent permissible under applicable law.

14.              Survival. The provisions of this Agreement shall survive the termination of Employee’s employment, regardless of the reason for termination.

15.              California Employees.

(a)               To the extent applicable, Sections 12(a) and 12(b) shall not apply with respect to any controversy or claim arising in California, provided that (i) Employee primarily resided and worked in California (1) during and in connection with Employee’s employment with 2U and (2) at the time Employee entered into this Agreement; and (ii) Employee was not individually represented by counsel in negotiating the terms of this Agreement.

(b)               To the extent applicable, in any controversy arising in California, the post-employment obligations in Sections 5 and 6 and the no-hire obligation in Section 7 shall not apply with respect to services Employee renders in California after termination of employment that do not involve Employee’s use or disclosure of Confidential Information, provided in each instance that (i) Employee primarily resided and worked in California (1) during and in connection with the Employee’s employment with 2U and (2) at the time Employee entered into this Agreement; and (ii) Employee was not individually represented by legal counsel in negotiating the terms of this Agreement.

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16.              Massachusetts Employees.

(a)               If Employee is a resident of the Commonwealth of Massachusetts and has been employed with 2U in the Commonwealth of Massachusetts at the time Employee’s employment with 2U terminates and for the thirty (30) calendar days immediately preceding that termination, then (1) this Agreement shall be governed by and interpreted according to the laws of the Commonwealth of Massachusetts, without regard to its conflict of law rules; and (2) any action relating to or arising out of this Agreement shall be brought either in the county of Massachusetts wherein Employee resides or in the superior court or the business litigation session of the superior court of Suffolk County, Massachusetts, or, if subject matter jurisdiction exists, in the United States District Court for the District of Massachusetts, and Employee consents to personal jurisdiction and venue in such courts and to service of process by United States mail or express courier service in any such action.

(b)               To the extent Employee is described in Section 16(a), Employee shall be subject to Section 5 as modified per the terms of this Section 16(b). The restrictions contained in Section 5 shall apply to the shorter of (i) the Restricted Period or (ii) the twelve (12) month period following Employee’s termination of employment with 2U (such applicable period, the “Non-Competition Period”). Notwithstanding the foregoing, if Employee breaches a fiduciary duty to 2U or unlawfully takes, physically or electronically, property belonging to 2U, 2U reserves the right to extend the Non-Competition Period by an additional twelve (12) months. It is mutually agreed upon by Employee and 2U that the rights and benefits conferred under the Plan shall serve as consideration for Employee’s compliance with this provision (in lieu of garden leave), and that Employee would not receive these benefits but-for Employee’s agreement to these restrictions on competition. Employee acknowledges that Employee has the right to consult with counsel prior to executing this Agreement.

EMPLOYEE HAS A RIGHT TO CONSULT, AND IS ADVISED TO CONSULT, WITH COUNSEL PRIOR TO SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD AT LEAST FOURTEEN (14) CALENDAR DAYS TO REVIEW ITS TERMS. EMPLOYEE FURTHER ACKNOWLEDGES HAVING READ THIS AGREEMENT AND HAVING EXECUTED THIS AGREEMENT, AND EMPLOYEE AGREES TO THE TERMS ABOVE AND ACKNOWLEDGES THAT EMPLOYEE INTENDS TO BE LEGALLY BOUND BY THIS AGREEMENT.

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AGREED AND ACCEPTED:

2U, Inc.

By:

Name:

Title:

Address:

Date:

Employee

By:

Name:

Address:

Date:

ANNEX A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description
1.
2.
3.

I agree that my inventions or improvements are listed or I have none. ☐

Additional Sheets Attached ☐

Signature of Employee:

Print Name of Employee:

Date:

EXHIBIT A-2

Participation Letter

[TIER III PARTICIPANTS]

Dear [__]:

We are pleased to inform you that you have been selected as a Tier III Participant under the 2U, Inc. Severance Pay and Change in Control Plan (the “Plan”). Under the terms of the Plan, following your timely execution and return of this Participation Letter, you will be eligible to receive Plan Benefits upon incurring a Qualifying Termination.

Some details of your participation in the Plan are set forth in this letter, but other important terms and conditions are described in the Plan. We encourage you to carefully review the Plan, a copy of which is included with this letter. Capitalized words in this letter which are not defined herein are defined in the Plan. In the event of any conflict between the provisions of this letter and the provisions of the Plan, the terms of the Plan will control. This letter constitutes the Participation Letter called for in the Plan.

The amount of your Plan Benefits will depend on whether you incur a Qualifying Standard Termination, which is a termination of your employment by the Company without Cause, or a Qualifying CIC Termination, which is a termination of your employment that occurs during the Change in Control Period that is a termination by the Company without Cause or by you for Good Reason. If your employment is terminated by the Company for Cause or on account of your death or Disability, you will not be entitled to any Plan Benefits. You will also not be entitled to any Plan Benefits if you terminate your employment with the Company for any reason, unless such termination is a termination by you for Good Reason during the Change in Control Period.

You will become eligible to receive your Plan Benefits following a Qualifying Termination, provided that you satisfy the terms and conditions set forth in the Plan, including, without limitation, that you timely execute, deliver and not revoke a general release of claims in favor of the Company, its Affiliates and other related persons, in the form attached to the Plan as Exhibit B, and you comply with the restrictive covenants contained in Section 2.9 of the Plan, and in any written employment agreement, offer letter, restrictive covenant agreement, equity award agreement or any other agreement between the Company and you.

Upon becoming a Participant in the Plan, for purposes of any outstanding awards you hold under any equity-based or other long-term performance incentive compensation plan or program of the Company, the definitions of “Cause” and “Good Reason” as provided in the Plan will be treated as if set forth in a written agreement between you and the Company for purposes of any outstanding awards under such plan or program (to the extent applicable, and as set forth in the Plan). By your signature below, you acknowledge and consent to the foregoing amendment of your outstanding equity-based or other long-term performance incentive compensation awards and any written agreements in respect thereof.

As a prerequisite to becoming a Participant, you must acknowledge your receipt of this letter and the Plan and your agreement to be bound by the terms and conditions of this letter and the Plan by signing the enclosed copy of this letter and returning it to my attention within fourteen (14) calendar days of receipt of this letter.

Should you have any questions about the Plan, the payments and your obligations with respect to them, call me at [Insert Telephone #].

Very truly yours,

By:
Title:

My signature constitutes an acknowledgement that I have received and reviewed this letter and the 2U, Inc. Severance Pay and Change in Control Plan. By acknowledging this letter, I am agreeing to be subject to the terms and conditions of the Plan as a Participant thereunder.

Signed by:	Date:

Printed Name:

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EXHIBIT B

GENERAL RELEASE OF CLAIMS

_____________________ (“Employee”), as of the date set forth below, hereby enters into this GENERAL RELEASE OF CLAIMS (this “Release”) with and for the benefit of 2U, Inc. (the “Company”);

WHEREAS, Employee participates in the 2U, Inc. Severance Pay and Change in Control Plan (the “Plan”);

WHEREAS, Employee’s employment with the Company terminated on [__], and, pursuant to the terms of the Plan, the circumstances of such termination entitle Employee to Plan Benefits (as defined in the Plan) under [Section 2.2][Section 2.3] of the Plan; and

WHEREAS, the effectiveness of this Release is a condition precedent to Employee’s receiving the Plan Benefits pursuant to the Plan.

NOW, THEREFORE, Employee agrees as follows:

1.                  Release. Employee, on behalf of him/herself and his/her heirs, executors, administrators, successors and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally releases the Company, its shareholders, partners, directors, board of managers, officers, agents, employees, parent companies, affiliates, subsidiaries, predecessors and successors, assigns, heirs, executors, administrators, attorneys, insurers and reinsurers, and anyone acting on its behalf (collectively, the “Company Releasees”) of and from any and all actions, causes of action, claims, compensation, costs, demands, damages, debts, expenses, injuries, liabilities, and losses of whatsoever nature, known or unknown (collectively, the “Claims”) which the Releasors ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company Releasees from the beginning of time through the date upon which Employee signs this Release, including, but not limited to, any Claims arising out of or relating to Employee’s employment with the Company and/or the termination of Employee’s employment with the Company, including, but not limited to, the following (all statutory references include any amendments thereto): the Age Discrimination in Employment Act of 1967 (if applicable); the Older Workers Benefit Protection Act; 42 U.S.C. § 1981 (if applicable); the Federal Civil Rights Acts of 1866, 1870, 1871, 1964, 1972, 1988, and 1991; Title VII of the Civil Rights Act of 1964; the National Labor Relations Act; the Labor Management Relations Act, 1947; the Equal Pay Act of 1963; the Rehabilitation Act of 1973; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act; Executive Order 11246; and any other applicable federal, state, or local laws. For employees working and/or residing in the District of Columbia (or who worked and/or resided in the District of Columbia at any point during their employment with the Company), the release provisions of this Section 1 expressly includes, but is not limited to, any claim under the District of Columbia Human Rights Act of 1977, District of Columbia Family and Medical Leave Act, District of Columbia Accrued Sick and Safe Leave Act, District of Columbia Safety and Health Act of 1988, District of Columbia Parental Leave Act, Protecting Pregnant Workers Fairness Act of 2014, the Wage Payment and Wage Collection Law, Minimum Wage Revision Act, as amended, or the, Fair Criminal Record Screening Act, the District of Columbia Equal Pay Law, the District of Columbia Workers’ Compensation Retaliation Law, the District of Columbia Whistleblower Reinforcement Act, the District of Columbia Smokers’ Rights Law, and the District of Columbia Rights of the Blind and Physically Disabled, all as amended. For employees working and/or residing in the state of Maryland (or who worked and/or resided in Maryland at any point during their employment with the Company), the release provisions of this Section 1 expressly include, but are not limited to, any claim under the Maryland Fair Employment Practices Act, Reasonable Accommodations for Disabilities Due to Pregnancy Law, anti-retaliation provisions of the Maryland workers’ compensation laws, the anti-discrimination ordinances of Baltimore County (Baltimore Cty., Md., Code §§ 29-1-101, et seq.), Baltimore City (Baltimore City, Md., Code art. 4, §§ 3-1, et seq.), Prince George’s County (Prince George’s Cty., Md., Code, Subtitle 2, Sections 2-185, et seq.), Howard County (Howard Cty., Md., Code §§ 12.208, et seq.), and Montgomery County (Montgomery Cty., Md., Code §§ 27-11, et seq.), any claim under Md. Code Ann., Lab. & Empl. tit. 3 (Equal Pay; Wages and Hours), including but not limited to Maryland Parental Leave Law, Maryland Equal Pay Act, Maryland Wage and Hour Law, Maryland Wage Payment and Collection Law, and any claim relating to Whistleblower protection for state contractor employees. For employees working and/or residing in the state of California (or who worked and/or resided in California at any point during their employment with the Company), the release provisions of this Section 1 expressly include claims for violations of the California Fair Employment and Housing Act, the California Family Rights Act, as well as claims for wages, penalties, attorneys’ fees or any other claim arising under the California Labor Code, California Business and Professions Code section 17200 et seq., and the applicable California Industrial Welfare Commission Order. Nothing in this Release shall be deemed to release or impair any rights under the Plan or any rights that cannot be waived under applicable law, including as to unemployment compensation or workers’ compensation benefits, or Employee’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation. Employee represents that Employee has no complaints, charges, or lawsuits pending against the Company Releasees. Employee understands and agrees that nothing in this Release is intended to, or shall, interfere with or affect Employee’s right to participate or cooperate in any federal, state, or local administrative or government agency (such as the Equal Employment Opportunity Commission or Securities Exchange Commission) proceeding or investigation or to file a charge or Claim with such an agency. Employee further covenants and agrees that, except to the extent prohibited by applicable law, neither Employee nor Employee’s heirs, executors, administrators, successors, or assigns will be entitled to any personal recovery or relief in any proceeding of any nature whatsoever against the Company Releasees arising out of any of the matters released in this Release.

Notwithstanding the foregoing, this Release does not limit Employee’s right to receive an award for information provided to the SEC. In addition, this Release does not limit or release Employee’s rights (a) to benefits accrued and vested prior to the effective date of Employee’s employment termination under any employee benefit plan, policy or arrangement maintained by the Company, (b) to the Accrued Amounts (as defined in the Plan), (c) as a shareholder or in respect of outstanding equity awards pursuant to the applicable equity plan and award agreement, (d) to indemnification under contract, applicable corporate law, the by-laws or certificate of incorporation of the Company, any Company benefit plan, or as an insured under any director’s and officer’s liability insurance policy, or (e) to payments and benefits under the Plan or to enforce this Release and rights under the Plan.

2.                  California Release of Unknown Claims. Employee understands that this release extends to all of the aforementioned claims and potential claims forever and to the fullest extent permissible by law, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release. Employee expressly waives any right or benefit available to Employee in any capacity under the provisions of California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3.                  Acknowledgement and Older Workers Benefit Protection Act. The Parties intend for this Release to comply with Section 201 of the Older Workers Benefit Protection Act of 1990, as applicable. Employee acknowledges and represents as follows:

(a)               Employee has read and understands this Release and all of its terms, conditions, requirements and obligations.

(b)               By executing this Release, Employee does not waive rights or claims that may arise after the date this Release is executed.

(c)               Prior to executing this Release, the Company has advised Employee in writing to consult with an attorney of Employee’s choosing in connection with this Release, Employee has had the opportunity to consult with an attorney of Employee’s choosing in connection with this Release, and Employee is fully satisfied that Employee understands it completely.

(d)               If Employee is, at the time of signing this Release, forty (40) years of age or older, then Employee has had or has been offered a period of at least twenty-one (21) calendar days within which to consider this Release and understands and acknowledges that, at Employee’s sole option, Employee may (but is not required to) execute this Release prior to the expiration of this twenty-one (21) day period.

(e)               If Employee is, at the time of signing this Release, forty (40) years of age or older, then Employee will have seven (7) calendar days from the date on which Employee signs this Release to revoke Employee’s consent to the terms of this Release. Such revocation must be in writing and must be addressed and sent via facsimile or electronic mail as follows: [__], and notice of such revocation must be received by 2U within the seven (7) calendar days referenced above. Provided that Employee does not revoke this Release within the seven (7) calendar days referenced above, this Release shall become effective on the eighth (8th) calendar day after the date on which Employee signs this Release.

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4.                  Acknowledgement. Employee acknowledges and agrees that Employee remains subject to the restrictive covenants contained in (a) the Plan, (b) any outstanding equity awards of the Company held by Employee, (c) any employment agreement between Employee and the Company and (d) any intellectual property, non-competition or other restrictive covenant agreement between Employee and the Company (collectively, the “Restrictive Covenants”) and that Employee has complied with such Restrictive Covenants and will continue to do so following the date hereof, to the extent required by such Restrictive Covenants.

5.                  Representations. Employee represents and agrees that: Employee has disclosed to the Company any information Employee has which Employee believes concerns any fraudulent or unlawful conduct involving the Company or any Company Releasee, or any conduct that violates the Company’s policies; Employee has not formally or informally raised or asserted any claims of sexual harassment or sexual abuse against the Company or any Company Releasee, and represents and acknowledges that Employee has no such claims; Employee is receiving valuable consideration in exchange for executing this Release, and agrees that Employee will not argue that the Release, in whole or in part, is not supported by sufficient consideration; and Employee has no known work-related injuries, illnesses, or occupational diseases arising out of or related to Employee’s employment with the Company.

6.                  Pursuit of Released Claims. Employee represents that Employee has brought no lawsuits, claims, or actions pending in Employee’s name or on behalf of any other person or entity, against the Company or any other Company Releasee. Employee also agrees and covenants not to bring any claims suit, action, arbitration, or complaint on Employee’s own behalf or on behalf of any other person or entity against the Company or any other Company Releasee, and not to assist in any such action in any court or private proceeding with regard to any claim, demand, liability or obligation arising out of Employee’s employment with the Company or separation therefrom.

7.                  Assignment. This Release is personal to Employee, and Employee may not assign Employee’s obligations under it. This Release will inure to the benefit of the Company Releasees and its successors and assigns, and is binding on Employee’s heirs, executors, administrators and other legal representatives.

8.                  Returning Company Documents. Employee represents and warrants that Employee has delivered to the Company (and has not kept in Employee’s possession (including in any physical, electronic, or online/cloud accounts or files), recreated or delivered to anyone else) any and all Company devices, Confidential Information (as defined in the Plan), and any other Company property, including, but not limited to, records, data, notes, reports, proposals, lists (specifically including, but not limited to, Customer (as defined in the Plan) lists and student lists), correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed or obtained by Employee during Employee’s employment with the Company or otherwise belonging to the Company, its successors, subsidiaries, parent or assigns, or will deliver the same to the Company, to the extent requested by the Company. Notwithstanding anything in the foregoing to the contrary, Employee shall be permitted to retain, as his or her own property, Employee’s individual personal documents (such as tax, payroll and employee benefit records) and his or her personal address book and/or rolodex to the extent each contains only contact information and no Confidential Information.

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9.                  Nonadmission of Liability. The parties hereto expressly agree that neither this Release nor the Company’s performance thereunder constitutes an admission of, and shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing by the Company or any Company Releasee.

10.              Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The parties hereto irrevocably agree that the competent courts of the State of Delaware are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Release.

11.              Other Agreements. Except as expressly provided in the Plan or this Release, the Plan and this Release render null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of the Plan and this Release. This Release may be modified only in a written document signed by you and a duly authorized officer of the Company.

4

IN WITNESS WHEREOF, Employee has executed this Release on the below-written date.

EMPLOYEE
[EMPLOYEE’S NAME]	DATE

[Remainder of page intentionally left blank]

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In witness whereof, the parties hereto have executed and delivered this Agreement.

2U, Inc.

[Name]
[Title]

Date:

Accepted and agreed to.

EXECUTIVE:

[Name]

Date:

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